Exhibit 10.1.34
     AMENDMENT (the “Amendment”), dated as of [•], to the Performance Share Award Agreement(s) (the “Award Agreement(s)”), between Terra Industries Inc. (“Terra”) and [NAME].
     WHEREAS Terra wishes to amend each Award Agreement in order to address the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     Now, therefore, each Award Agreement is hereby amended as follows:
     1. New Provisions. The following provisions shall be deemed to have been added to each Award Agreement:
     a. Any issuance of Performance Shares that is required to be made after the Compensation Committee of Terra’s Board of Directors approves the portion, if any, of targeted Performance Shares that is earned based on Terra’s performance during the Period (including any Performance Shares that may be issued following the date you cease to be actively employed as a result of Total Disability) shall be issued not later than the 74th day following the date that such Performance Shares become vested. Performance Shares will be deemed to have vested when they are no longer subject to a substantial risk of forfeiture (within the meaning of Treasury Regulation Section 1.409A-1(d)). For purposes of the Award Agreements, the term “Total Disability” shall mean your eligibility for long-term disability coverage under a long-term disability plan of Terra or one of its subsidiaries.
     b. In the event of a “change of control” on or prior to the last day of the Period, any Performance Shares required to be issued will be issued not later than 30th day following the occurrence of the “change of control”.
     c. In the event of a termination of your employment by reason of death, any Performance Shares required to be issued will be issued not later than the 74th day following the date of death.
     d. (i) It is intended that the provisions of this Agreement comply with Section 409A of the Code and the regulations thereunder as in effect from time to time (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
     (ii) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Agreement may not be reduced by, or offset against, any amount owing by you to Terra or any of its affiliates.
     (iii) If, at the time of your separation from service (within the meaning of Section 409A), (A) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Terra from time to time) and (B) Terra shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Terra shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.
     (iv) Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Terra reserves the right to make amendments to this Agreement as Terra deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither Terra nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
     2. Effect on Award Agreements. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to any Award Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any Award Agreement, all of which shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Award Agreement(s) specifically referred to herein. After the date hereof, any reference to any such Award Agreement shall mean such Award Agreement as modified hereby.

TERRA INDUSTRIES INC.
By:
President and Chief Executive Officer

By:
Vice President, General Counsel and Corporate Secretary

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